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                                                                      EXHIBIT 14

                                 CODE OF ETHICS
                                       OF
                          MID-AMERICA BANCSHARES, INC.

     MID-AMERICA BANCSHARES, INC., has adopted this Code of Ethics in response to changes in the laws, rules, and regulations governing its activities as a public company within the meaning of federal securities laws. In addition, public companies like Mid-America Bancshares have found it appropriate to adopt codes of ethics and standards of conduct to provide guidance to employees and to state objectively the Company's high ethical standards of conduct. This Code of Ethics applies to the Chairman, to the Chief Executive Officer, to the President, to the Chief Operating Officer, to the Chief Financial Officer, to all employees discharging these functions, and to all other employees. The Company continues to expect that all employees and representatives of Mid-America Bancshares will comply with and demonstrate the highest characteristics of integrity, professionalism, and commitment to service. To do less is to miss the mark of excellence that the Company wants to foster among its employees and to deliver to its Customers and Communities.

STANDARDS OF SERVICE

     By your signature below, you agree that:

* You will engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

* You will make diligent efforts to make full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company or its subsidiaries file with, or submit to, regulators, internal and external auditors, and the public, as well as in other public or private communications made by the Company or its subsidiaries.

* You will avoid conflicts of interest and, to the best of your ability, advise your supervisor of any likely conflicts of interest that you reasonably should expect to experience. The Chairman's supervisor shall be the Board of Directors.

*    You will comply with applicable governmental laws, rules and regulations.


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*    You will make diligent efforts to protect the confidentiality of non-public information about Mid-America Bancshares, its subsidiaries and its business, and the Company's and each subsidiary's Customers and their private and other business. You agree that our guiding principle is this:
     WHAT I LEARN HERE, STAYS HERE.

* You will make diligent efforts to prevent others from secretly, unlawfully, or by deception obtaining non-public information in the Company's possession or in the possession of the Company's subsidiaries.

* You will use your position with the Company solely to advance the interests of the Company and, in so doing, to further the Company's commitment and service to its Customers and Communities.

* You will make diligent efforts to treat others as you would expect and want to be treated.

* You will recognize that this Code of Ethics is intended to encourage good conduct as well as to deter wrongdoing.

STANDARDS OF ACCOUNTABILITY

     By your signature below, you acknowledge and agree that:

     You are prohibited from taking any action, or omitting to take any action, to fraudulently influence, coerce, manipulate, or mislead anyone related to the business of the Company or its subsidiaries, including the auditors and examiners of the Company and its subsidiaries.

     You are prohibited from taking or permitting any conduct (act or omission) that would render or could be expected to render the financial records and/or the financial statements of Mid-America Bancshares misleading.

     You are prohibited from trading upon or disclosing material non-public information.

     You are accountable for fulfilling your obligations under this Code of Ethics everyday. Failure to comply with this Code of Ethics and to fulfill your obligations can be expected to lead to disciplinary action up to and including termination and, in some cases, legal action.


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     You are required to raise any question that you may have about this Code of
     Ethics from time to time with your immediate supervisor.

     You are required to promptly report violations of this Code of Ethics, or conduct that you believe in good faith to be a violation or potential violation of this Code of Ethics, to your immediate supervisor or, if that is the person (or one of the persons) whom you believe to be in violation, you may always report to the Chairman, to the President, to any Executive Vice President, or to the Chief Financial Officer. You may also report the same to any member of the Company's Board of Directors if you believe that a report to the Chairman, the President, an Executive Vice-President or Chief Financial Officer would be insufficient. You also have the right to report any such violation or suspected violation anonymously in accordance with the Company's "Whistle Blower" Policy.

     You acknowledge and agree that no provision of this Code of Ethics may be waived or amended except (1) in writing (2) by the Chairman, by the President, by any Executive Vice President, or by the Chief Financial Officer. The President, any Executive Vice President or the Chief Financial Officer shall obtain waivers, if any, in writing from the Chairman. The Chairman shall obtain waivers, if any, in writing from the Board of Directors. Any such waiver or amendment will be publicly disclosed as required by applicable law or, if not so required, as determined by the Board of Directors.

INSIDER TRADING

Material information about Mid-America Bancshares is disclosed to the public in a way so that everyone interested in the Company or its securities will receive that information at the same time. Early or unauthorized disclosure is a violation of federal securities laws and violates our duty to act fairly to our Communities and Stakeholders.

The use of material non-public information concerning Mid-America Bancshares (also known as "inside information") in securities transactions ("insider trading"), or the communication of that information to others who use it in securities trading, may violate federal securities laws ("tipping"). Violations of these securities laws are likely to result in harsh consequences for the individuals involved, including:

* Exposure to investigations by the Securities and Exchange Commission (the "SEC"), the Federal Reserve, the Federal Deposit Insurance Corporation or the Tennessee Department of Financial Institutions;

*    Criminal and civil prosecution;


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*    Relinquishing any profits realized or losses avoided through use of the information;

* Penalties of up to and more than One Million Dollars or three times the amount of any profits or losses, whichever is greater;

*    Prison terms of up to ten years; and/or

* Possible additional liability in private lawsuits brought by persons with whom the employee engages in securities transactions.

Insider trading violations can also expose Mid-America Bancshares and its employees acting in supervisory capacities to civil liabilities and penalties for the actions of employees under their control who engage in insider trading.

Mid-America Bancshares has adopted this policy statement, in part, to ensure that insider information will not be used by Employees in securities transactions and to ensure that the confidentiality of the information will be maintained. This policy also applies to securities transactions made by individuals who reside in the same household with employees. Strict compliance is expected from all employees and members of their households. Any violation may result in disciplinary action, up to and including termination of employment.

NO EMPLOYEE OR MEMBER OF AN EMPLOYEE'S HOUSEHOLD MAY PURCHASE OR SELL ANY SECURITY OF ANY COMPANY, WHETHER OR NOT ISSUED BY MID-AMERICA BANCSHARES, INC., IF THAT EMPLOYEE POSSESSES NON-PUBLIC MATERIAL INFORMATION CONCERNING THAT COMPANY OR ITS AFFILIATES. ANY EMPLOYEE WITH KNOWLEDGE OF MATERIAL INFORMATION REGARDING MID-AMERICA BANCSHARES, INC., ITS AFFILIATES OR ANOTHER COMPANY THAT TRANSACTS BUSINESS WITH MID-AMERICA BANCSHARES, INC. (SUCH AS A MERGER, ACQUISITION CANDIDATE OR VENDOR, ETC.) SHALL NOT COMMUNICATE SUCH INFORMATION TO ANY OTHER PERSON UNLESS THAT PERSON REQUIRES THE INFORMATION IN ORDER TO PERFORM HIS OR HER PROFESSIONAL DUTIES. EMPLOYEES SHOULD CONSULT WITH THE CHAIRMAN IF THEY HAVE ANY QUESTIONS PERTAINING TO THESE RESTRICTIONS.


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"Material Information" means information relating to Mid-America Bancshares (or any other company with publicly-traded securities), or its affiliates, its business operations or securities, which would be likely to affect the market price of any of its securities, or would be likely to be considered important by an investor in determining whether to buy, sell, or hold those securities if the information were to be publicly disseminated. Some examples of the types of information often found to be "material" are:

*    Earnings estimates;

*    Dividends;

*    Major new discoveries or advances in research;

*    Acquisitions, including mergers and tender offers;

*    Sales of substantial assets;

*    Change in debt ratings;

* Significant write-downs of assets or additions to reserves or bad debts or contingent liabilities;

* Liquidity problems; Important management developments; Public offerings; Major price or marketing changes;

*    Labor negotiations; or

* Significant litigation or investigations by internal auditors or government bodies.

Information about a company should be considered non-public if it is not widely disseminated to the general public. Information would generally be deemed "widely disseminated" if it has been disclosed, for example, in the Dow Jones broad tape; news wire services such as Associated Press (AP) or Reuters; radio or television; newspapers or magazines; public documents filed with the SEC or a comparable agency, such as periodic reports, prospectuses or proxies.

Employees, immediate family members and others residing at their place of residence, may not purchase or sell a security until at least 9:00 a.m. local time on the third business day after the material non-public information the Employee possesses has been widely disseminated.


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WHISTLE BLOWER POLICY

COMPLAINTS

In compliance with the Sarbanes-Oxley Act of 2002, Mid-America Bancshares, Inc., has determined to establish this procedure for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, and auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

It is the policy of the Company that all employees have a responsibility to report any conduct they believe in good faith* to be fraudulent, dishonest, and/or inconsistent with the best interests of the Company. An employee should report his or her concerns immediately to a supervisor or manager. If for any reason an employee finds it difficult to report his or her concern to a manager or supervisor, or believes that such a report would be ineffective, the employee can report it directly to the Chairman, the President, any Executive Vice President, the CFO, the Chair of the Audit Committee, and/or to any member of the Audit Committee. Managers or supervisors are required to report suspected fraudulent, dishonest, or questionable conduct to the Chairman, the President, to any Executive Vice President, or to the Chief Financial Officer and such officer shall, in turn, forward the report to the Chair of the Audit Committee.

[*IMPORTANT NOTE: Every complaint shall be presumed to have been made in good faith unless facts and circumstances clearly demonstrate that such complaint was not so made.]

In the event that the employee believes in good faith that the President, the Chair of the Audit Committee, and/or the Chief Financial Officer is not responding appropriately by investigating any complaint, then such employee is authorized to contact the Company's Chairman and/or the Chair of the Company's Executive Committee or any member of the Board of Directors.

The Company will investigate any possible or alleged fraudulent, dishonest or questionable conduct regarding questionable accounting or auditing matters. Anyone found to have engaged in fraudulent or dishonest conduct is subject to disciplinary action up to and including termination and civil or criminal prosecution when warranted.

The Company prohibits retaliation or discrimination against anyone who, in good faith, makes a complaint or who is involved in the investigation of such a complaint. All complaints will be treated seriously and promptly investigated. The Company shall defend the rights of any employee who, in good faith, raises a concern or makes a complaint in accordance with the terms of this policy.


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Complaints can be submitted to any of the Chair of the Audit Committee, the
Chairman, the President, any Executive Vice President, the Chief Financial Officer, and /or Chairman of the Executive Committee, by addressing any of them at Mid-America Bancshares, Inc., 7651 Highway 70, South, Nashville, Tennessee 37221. The envelope should be marked "PROFESSIONAL AND CONFIDENTIAL." Such good faith complaints shall not be identified as originating with any person(s) in any report made to the Audit Committee, Board of Directors, or otherwise.

Adopted by the Mid-America Bancshares, Inc., Board of Directors

April 30, 2006


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